EXHIBIT 4.2

SENIOR SECURED PROMISSORY NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

LightPath Technologies, Inc.

Senior Secured Promissory Note

Issuance Date: February [●], 2025	Original Principal Amount: U.S. $[●]

FOR VALUE RECEIVED, LightPath Technologies, Inc. a Delaware corporation (the “Company”), hereby promises to pay to the order of [●] or its registered assigns (“Holder”) the amount set forth above as the original principal amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion, or otherwise, the “Principal”) when due, whether upon the Maturity Date, or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set forth above as the Issuance Date (the “Issuance Date”) or such later date of funding of the Principal (the “Funding Date”), until the same becomes due and payable, whether upon the Maturity Date or upon acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).

1. PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest. The Company may only prepay any portion of the outstanding Principal, accrued and unpaid Interest in accordance with Section 8.

2. INTEREST; INTEREST RATE.

(a) Interest on this Note shall commence accruing on the Funding Date at the Interest Rate and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on the first Business Day of each calendar month (each, an “Interest Date”) with the first Interest Date being March 3, 2025. Interest shall be payable on each Interest Date, to the Holder of this Note on the applicable Interest Date, in cash.

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(b) In addition to paying Interest in accordance with Section 2(a) above on each Interest Date, Interest on this Note be payable upon any redemption in accordance with Section 11 or any required payment upon any Bankruptcy Event of Default. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to fifteen percent (15.0%) per annum (the “Default Rate”). In the event that such Event of Default is subsequently cured or waived in writing in accordance with the terms of this Note (and no other Event of Default then exists, including, without limitation, for the Company’s failure to pay such Interest at the Default Rate on the applicable Interest Date), the Default Rate referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure or waiver of such Event of Default.

3. AUTOMATIC CONVERSION OF NOTES. If, following public announcement of the Company’s earnings for the Fiscal Quarter ending December 31, 2025 (which earnings shall be released no later than forty-five (45) days following the end of such Fiscal Quarter) (the “Earnings Date”), the EBITDA reported by the Company for the calendar year ending December 31, 2025 is less than $4,921,875.00 (the “Conversion Condition”), then this Note shall, automatically and without the requirement for any further action on the part of the Company, the Holder or Lead Investor, convert into validly issued, fully paid and non-assessable shares of Preferred Stock (as defined below), on the terms and conditions set forth in Exhibit I hereto.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (v), (vi) and (vii) shall constitute a “Bankruptcy Event of Default”:

(i) the Company’s or any Subsidiary’s failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder) or any Security Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay Interest when and as due, in which case only if such failure remains uncured for a period of at least five (5) Business Days;

(ii) the occurrence of any default, beyond any applicable grace period, under, redemption of or acceleration prior to maturity of or if any party has the right to accelerate at least an aggregate of $250,000 of Indebtedness of the Company or any of its Subsidiaries, other than with respect to any other Notes issued pursuant to the Securities Purchase Agreement (the “Other Notes”);

(iii) other than as specifically set forth in another clause of this Section 4(a), the Company or any Subsidiary breaches any material representation or warranty, or any covenant or other term or condition of any Security Document, such that such breach results in a Material Adverse Effect (as defined in the Securities Purchase Agreement), except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of twenty (20) days after the Company receives notice thereof; provided, however, that if the breach cannot by its nature, or cannot after diligent attempts by the Company, be cured within such twenty (20)-day period, then the Company shall have up to twenty (20) additional days to cure the breach so long as the Company commences the cure within the initial twenty (20)-day period and pursues the cure with reasonable diligence.

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(iv) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Sections 13(a), (b), (c), (d), (e), (f), (h), (k) (but only as to Company’s failure to comply with such covenant in relation to its insurance being terminated or lapsing without replacement coverage being in place that satisfies clause (k), with any other claims by the Lender regarding failure comply with clause (k) being subject to Section 4(a)(iii) above), (l), (m), (n), (p), (q) and (r) of this Note;

(v) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within sixty (60) days of their initiation;

(vi) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(vii) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of sixty (60) consecutive days;

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(viii) a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Lead Investor a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Lead Investor) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(ix) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company as to whether any Event of Default has occurred;

(x) any Material Adverse Effect occurs;

(xi) there shall occur a cessation of a substantial part of the business of the Company or its Subsidiaries for a period that materially adversely affects the Company and its Subsidiaries’ (as a consolidated enterprise) capacity to continue their business on a profitable basis; or the Company or any of its material Subsidiaries shall suffer the loss or revocation of any material license or permit now held or hereafter acquired that is necessary to the continued or lawful operation of its business; or any of the Company or its Subsidiaries shall be enjoined, restrained or in any other way prevented by a court, governmental or administration order from conducting all or any material part of its business;

(xii) (a) an ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Company or any of its Subsidiaries under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $250,000, or (b) the Company or any of its Subsidiaries fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000.

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(xiii) any material provision of this Note or any Security Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or any Subsidiary, or the validity or enforceability thereof shall be contested by the Company or any Subsidiary, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under this Note or any Security Documents;

(xiv) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Preferred Stock within ten (10) Trading Days after the applicable Conversion Date or exercise date (as the case may be) or (B) notice, written or oral, to any holder of the Notes, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Notes into shares of Preferred Stock that is requested in accordance with the provisions of the Notes;

(xv) except to the extent the Company is in compliance with Section 10 below, at any time following the tenth (10th) consecutive calendar day that the Holder’s Authorized Share Allocation (as defined in Section 10 below) is less than the sum of the number of shares of Common Stock issuable upon the conversion of Preferred Stock that the Holder would be entitled to receive upon a conversion in full of this Note pursuant to Exhibit I (without regard to any limitations on conversion);

(xvi) the Company fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon conversion or exercise (as the case may be) of any Securities (as defined in the Securities Purchase Agreement) acquired by the Holder under the Securities Purchase Agreement (including this Note) as and when required by such Securities or the Securities Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) Trading Days;

(xvii) any material Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b) Notice of an Event of Default; Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall, within one (1) Business Day of becoming aware of any Event of Default occurring, deliver written notice thereof via electronic mail and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Lead Investor. At any time after the earlier of the Lead Investor’s receipt of an Event of Default Notice and the Lead Investor becoming aware of an Event of Default, following any applicable cure period, the Lead Investor may require the Company to redeem all or any portion of this Note and the Other Notes (on a pro rata basis) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Lead Investor is electing to redeem, and the Holder of this Note shall be irrevocably bound by such election by the Lead Investor. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the Redemption Amount. Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 11. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. In the event of the Company’s redemption of any portion of this Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Redemption Amount due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. Any redemption upon an Event of Default shall not constitute an election of remedies by the Holder, and all other rights and remedies of the Holder shall be preserved.

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(c) Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest, in addition to any and all other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other person or entity, provided that the Lead Investor may, in its sole discretion and on behalf of all Holders, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default and any right to payment of any applicable Redemption Amount.

5. RIGHTS UPON FUNDAMENTAL TRANSACTION.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Lead Investor and approved by the Lead Investor prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes (including the conversion right as set forth in this Note continuing to be attributable Company’s EBITDA for the calendar year ending December 31, 2025) and having similar ranking and security to the Notes, and satisfactory to the Lead Investor and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on a National Exchange. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Lead Investor confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Preferred Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the preferred stock (or their equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Lead Investor may elect, at its sole option and on behalf of the Holders of this Note and the Other Notes, by delivery of written notice to the Company to waive this Section 5(a) to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

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(b) Notice of a Change of Control; Redemption Right. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Change of Control (the “Change of Control Date”), but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via electronic mail and overnight courier to the Lead Investor (a “Change of Control Notice”). At any time during the period beginning after the Lead Investor’s receipt of a Change of Control Notice or the Lead Investor becoming aware of a Change of Control if a Change of Control Notice is not delivered to the Lead Investor in accordance with the immediately preceding sentence (as applicable) and ending on twenty (20) Trading Days after the later of (A) the date of consummation of such Change of Control or (B) the date of receipt of such Change of Control Notice or (C) the date of the announcement of such Change of Control, the Lead Investor may require the Company to redeem all or any portion of this Note and the Other Notes (on a pro rata basis) by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Redemption Amount the Lead Investor is electing to redeem, and the Holder of this Note shall be irrevocably bound by such election by the Lead Investor. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the Redemption Amount. Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 11 and shall have priority to payments to stockholders in connection with such Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. In the event of the Company’s redemption of any portion of this Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption amount due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

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6. FEES. For and in consideration of the Holder making the loan evidenced by this Note, on the Closing Date, the Company shall pay to the Holder a closing fee equal to 2.0% of the original principal amount of this Note, which fee shall be fully paid up and earned at the time of payment (the “Closing Fee”). Notwithstanding the foregoing, the Closing Fee shall only be payable with respect to new funds advanced to the Company, and shall not be payable with respect to any conversion or exchange of existing Indebtedness in connection with the issuance of this Note.

7. ADJUSTMENT.

(a) Adjustment of Conversion Price upon Subdivision or Combination. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) the Preferred Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) the Preferred Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7(a) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7(a) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(b) Calculations. All calculations under this Section 7 shall be made by rounding to the nearest cent or the nearest 1/1000th of a share, as applicable. The number of shares of Preferred Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Preferred Stock.

8. REDEMPTIONS AT THE COMPANY’S ELECTION.

(a) Company Optional Redemption. At any time, the Company shall have the right to redeem all, or any part, of the Redemption Amount then remaining under this Note (each, a “Company Optional Redemption Amount”) on the Company Optional Redemption Date (each as defined below) (each, a “Company Optional Redemption”). The portion of this Note subject to redemption pursuant to this Section 8(a) shall be redeemed by the Company in cash at a price equal to the Redemption Amount with respect to the amount of Principal and accrued and unpaid Interest thereon being redeemed as of the Company Optional Redemption Date, provided that if the Company Optional Redemption Date is within two (2) years following the issuance date and the funds used for such redemption were not generated internally by the Company’s operations, the applicable Redemption Amount shall be multiplied by 102%. The Company may exercise its right to require redemption under this Section 8(a) by delivering a written notice thereof by electronic mail and overnight courier to all, but not less than all, of the holders of Notes (each, a “Company Optional Redemption Notice” and such date all of the holders of Notes received such notice is referred to as a “Company Optional Redemption Notice Date”). The Company may deliver only one Company Optional Redemption Notice hereunder in any twenty (20) Trading Day period and each such Company Optional Redemption Notice shall be irrevocable. The Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (each, a “Company Optional Redemption Date”) which date shall not be less than ten (10) Trading Days nor more than twenty (20) Trading Days following the Company Optional Redemption Notice Date, and (y) state the aggregate Redemption Amount of the Notes which is being redeemed in such Company Optional Redemption from the Holder and all of the other holders of the Notes pursuant to this Section 8(a) (and analogous provisions under the Other Notes) on the Company Optional Redemption Date. Redemptions made pursuant to this Section 8(a) shall be made in accordance with Section 11. In the event of the Company’s redemption of any portion of this Note under this Section 8(a), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Company Optional Redemption Amount due under this Section 8(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

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(b) Pro Rata Redemption Requirement. If the Company elects to cause a Company Optional Redemption of this Note pursuant to Section 8(a), then it must simultaneously take the same action with respect to all of the Other Notes.

9. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Securities Purchase Agreement), Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note or the Transaction Documents, the Company (a) shall not increase the par value of any shares of Preferred Stock receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Preferred Stock upon the conversion of this Note.

10. RESERVATION OF AUTHORIZED SHARES. So long as any Notes remain outstanding, the Company shall at all times reserve at least 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion, of all of the shares of Preferred Stock issuable upon conversion of all of the Notes then outstanding (without regard to any limitations on conversions and assuming such Notes remain outstanding until the Maturity Date) at the Conversion Price then in effect (the “Required Reserve Amount”). The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the Notes based on the original principal amount of the Notes held by each holder on each Closing Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s Notes, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such Holders.

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11. REDEMPTIONS. The Company shall deliver the applicable Redemption Amount to the Holder in cash within five (5) Business Days after the Company’s receipt of an Event of Default Redemption Notice from the Lead Investor. If the Lead Investor has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Redemption Amount to the Holder in cash concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. On any applicable Company Optional Redemption Date, the Company shall deliver the applicable Redemption Amount on such date. In the event that the Company does not pay the applicable Redemption Amount to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Amount in full, the Lead Investor shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the amount that was submitted for redemption and for which the applicable Redemption Amount has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Redemption Amount, (y) the Company shall immediately return this Note to the Holder, and in each case the principal amount of this Note shall be increased by an amount equal to the difference between (1) the applicable Redemption Amount (as the case may be, and as adjusted pursuant to this Section 11, if applicable) minus (2) the Principal portion of the Redemption Amount submitted for redemption.

12. VOTING RIGHTS. The Holder shall have no voting rights as a stockholder of the Company in connection with holding of this Note.

13. COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms:

(a) Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries.

(b) Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) other Permitted Indebtedness).

(c) Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments and Investments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Notes and other Permitted Indebtedness) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness or make any Investment, as applicable, if at the time such payment with respect to such Indebtedness and/or Investment, as applicable, is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

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(e) Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock other than the Preferred Stock, or declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction.

(f) Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, close, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries in the ordinary course of business consistent with its past practice, (ii) sales of inventory and product in the ordinary course of business, (iii) disposal of obsolete or unusable equipment, inventory or other personal property, and (iv) distributions of shares of stock of a Subsidiary.

(g) Financial Statements; Budget. The Company shall deliver to the Lead Investor, in form and detail satisfactory to the Lead Investor:

(i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and, in the case of such consolidated statements, audited and accompanied by a report and opinion of Company’s independent registered public accounting firm, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall be certified without qualification or explanation and accompanied by a certificate of an officer of the Company stating that no Event of Default was discovered or occurred during the examination of the Company or its Subsidiaries (or if an Event of Default has occurred, specifying the nature thereof and the steps or actions that the Company and/or its Subsidiaries are taking or have taken with respect thereto);

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(ii) as soon as available, but in any event within thirty (30) days after the end of each calendar month (and within forty-five (45) days of the end of a month that is also the end of a fiscal quarter of the Company), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such month, and the related consolidated statements of income or operations, retained earnings and cash flows for such month, for the portion of the Company’s fiscal year then ended, and for the twelve-month period then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and, certified by an officer of the Company as fairly presenting the financial condition, results of operations and shareholders equity of Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(iii) as soon as available following the end of the fiscal year ending June 30, 2025, any business plan of the Company and its Subsidiaries for the following fiscal year that is presented to and approved by the board of directors of the Company.

(h) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified would not result in a Material Adverse Effect.

(i) Maintenance of Properties, Etc. The Company shall use commercially reasonable efforts to maintain and preserve, and use commercially reasonable efforts to cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any material loss or forfeiture thereof or thereunder.

(j) Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, take all action reasonably necessary or advisable to maintain all of the Intellectual Property Rights (as defined in the Securities Purchase Agreement) of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of its business in full force and effect.

(k) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

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(l) Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the Lead Investor: (i) issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or (ii) issue any other securities the issuance of which would cause a breach or default under the Notes.

(m) Change in Collateral; Collateral Records. The Company shall (i) give the Agent as defined in the Security Agreement (the “Collateral Agent”) not less than thirty (30) days’ prior written notice of any change in the location of any Collateral (as defined in the Security Agreement), other than to locations set forth in the applicable perfection certificate and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Holder and holders of the Other Notes from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent or any Holder may reasonably require, designating, identifying or describing the Collateral.

(n) Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(o) Taxes. The Company and its Subsidiaries shall pay when due (taking into account any automatic or other permissible extensions) all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect). The Company and its Subsidiaries shall file on or before the due date therefor (taking into account any automatic or other permissible extensions) all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

(p) Independent Investigation. At the request of the Lead Investor either (x) at any time when an Event of Default has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute an Event of Default or (z) at any time the Lead Investor reasonably and in good faith believes an Event of Default may have occurred or be continuing, the Company shall hire an independent, reputable third party selected by the Lead Investor to investigate as to whether any breach of this Note has occurred (the “Independent Investigator”). If the Independent Investigator determines that such breach of this Note has occurred, the Independent Investigator shall notify the Company of such breach and the Company shall deliver written notice to each holder of a Note of such breach. In connection with such investigation, the Independent Investigator may, during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request; provided such information is within the possession and control of the Company. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company’s officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

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(q) The Company shall maintain a Total Leverage Ratio of not greater than 4.00:1.00 for each Fiscal Quarter beginning with the Fiscal Quarter ending December 31, 2025.

(r) The Company shall maintain a Fixed Charge Coverage Ratio of greater than 1.20:1.00 for each Fiscal Quarter beginning with the Fiscal Quarter ending December 31, 2025.

(s) The Company shall use its best efforts and act in good faith to refinance the indebtedness evidenced by this Note and the Others Notes as soon as reasonably practicable, and collaborate with the Lead Investor in a reasonable manner as reasonably requested by the Lead Investor with respect to such refinancing and related efforts.

14. COMPLIANCE CERTIFICATES. With respect to the covenants set forth in Section 13(q) and Section 13(r) above, the Company shall deliver to the Lead Investor a compliance certificate, signed by the principal executive officer or the principal financial officer of the Company, within forty-five (45) calendar days after the end of each Fiscal Quarter (beginning with the Fiscal Quarter ending December 31, 2025) setting forth in reasonable detail a calculation of the Total Leverage Ratio and Fixed Charge Coverage Ratio for such Fiscal Quarter.

15. AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Lead Investor (as defined in the Securities Purchase Agreement) and the Company shall be required for any change, waiver or amendment to this Note.

16. TRANSFER. This Note and any shares of Preferred Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

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17. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred pursuant to the terms of this Note, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 17(c)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(c)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 17(c)) representing the outstanding Principal.

(c) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 17(a), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the Principal of this Note from the Issuance Date.

18. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the Security Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s rights or remedies under such documents or at law or equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 7).

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19. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

20. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the Securities Purchase Agreement, shall have the meanings ascribed to such terms on each Closing Date in the Securities Purchase Agreement unless otherwise consented to in writing by the Holder.

21. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

22. NOTICES; CURRENCY; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, or (B) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

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(b) Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

23. CANCELLATION. After all Principal, accrued Interest, and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

24. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

25. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

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26. JUDGMENT CURRENCY.

(a) If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 26 referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(i) the date actual payment of the amount due, in the case of any proceeding in the courts of Delaware or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 26(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b) If in the case of any proceeding in the court of any jurisdiction referred to in Section 26(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c) Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

27. SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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28. MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

29. CERTAIN DEFINITIONS. Any capitalized terms used in this Note but not defined herein shall have the meaning ascribed to such terms in the Securities Purchase Agreement. For purposes of this Note, the following terms shall have the following meanings:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b) “Attribution Parties” has the meaning set forth in the Certificate of Designations.

(c) “Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock of the Company.

(d) “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock (other than a stock split) in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(e) “Common Stock” means (i) the Company’s shares of common stock, $0.01 par value per share, of any class, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

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(f) “Current Subsidiary” means any Person in which the Company on the Issuance Date, directly or indirectly, (i) owns a majority of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “Current Subsidiaries”.

(g) “EBITDA” means, with respect to any Person for any period of time, net income for such period, adjusted as follows: (a) subtract: (i) income or add back loss from discontinued operations, to the extent already included in net income, and (ii) extraordinary, non-recurring, or unusual gains; and (b) add back, without duplication and to the extent deducted in determining net income for such period, the sum of: (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation charges, and (v) non-recurring extraordinary charges or expenses as determined by the Lead Investor in good faith and its reasonable discretion. EBITDA shall also include such Person’s pro rata share of EBITDA of each unconsolidated joint venture and Subsidiary in which such Person holds an interest.

(h) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(i) “ERISA Affiliate” means any member of the Company’s controlled group as defined in Sections 414(b), (c), (m) or (o) of the Internal Revenue Coe of 1986, as amended.

(j) “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, any of its Subsidiaries or any of their respective ERISA Affiliates; or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 431 of the Internal Revenue Code of 1986, as amended, or Section 303, 304 or 305 of ERISA.

(k) “Fiscal Quarter” means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company’s fiscal year as of the date hereof that ends on June 30.

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(l) “Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (i) EBITDA of the Company and its Subsidiaries on a consolidated basis, less (a) unfinanced capital expenditures, (b) federal, state and local taxes paid by the Company and its Subsidiaries during the four (4) most recently completed Fiscal Quarters, (c) board or other advisory fees, if any, paid by the Company and its Subsidiaries during the four (4) most recently completed Fiscal Quarters, and (d) cash dividends or tax distributions made by the Company and its Subsidiaries during the four (4) most recently completed Fiscal Quarters, to (ii) total Fixed Charges of the Company and its Subsidiaries on a consolidated basis.

(m) “Fixed Charges” means, with respect to the Company and its Subsidiaries on a consolidated basis and as of any date of termination, the sum of (i) interest expense paid by the Company and its Subsidiaries in cash during the four (4) most recently completed Fiscal Quarters (b) payments of principal made or scheduled to be made during the four (4) most recently completed Fiscal Quarters in respect of all Indebtedness of the Company and its Subsidiaries.

(n) “Fundamental Transaction” shall have the meaning ascribed to such term in the Certificate of Designations.

(o) “Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and excluding earn-outs except to the extent required under GAAP to be reflected as a liability on the balance sheet of such Person), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all capital lease obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (A) the amount of such Indebtedness and (B) the fair market value of the property to which such Lien relates), (ix) all off-balance sheet liabilities and (xi) all hedging obligations. The Indebtedness of any Person shall include (1) the Indebtedness of any partnership in which such Person is a general partner, except to the extent that the terms of such Indebtedness or the terms of the partnership agreement of such partnership provide that such Person is not liable therefor and (2) the Indebtedness of any joint venture (other than to the extent covered by clause (1) above) in which such Person is joint venturer, solely to the extent that the terms of such Indebtedness or the terms of the operating agreement of such joint venture expressly provide that such Person is liable therefor, or such Person is otherwise liable therefor.

(p) “Interest Rate” means, at any time and as may be adjusted from time to time in accordance with Section 2: (i) if the Total Leverage Ratio is less than 2.50:1.00, then 10.0%; and (ii) if the Total Leverage Ratio is equal to or greater than 2.50:1.00, then 12.0%, with the Initial Interest Rate on the Issuance Date based upon the Total Leverage Ratio as of December 31, 2024.

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(q) “Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets.

(r) “Maturity Date” shall mean the two (2) year anniversary of the Issuance Date.

(s) “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

(t) “New Subsidiary” means, as of any date of determination, any Person in which the Company after the Issuance Date, directly or indirectly, owns or acquires all of the outstanding capital stock or holds any equity or similar interest of such Person, and all of the foregoing, collectively, “New Subsidiaries”.

(u) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on a National Exchange, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(v) “PBGC” means the Pension Benefit Guaranty Corporation.

(w) “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company, any of its Subsidiaries or any of their respective ERISA Affiliate or to which such Person contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years

(x) “Permitted Indebtedness” means Indebtedness evidenced by this Note and the Other Notes, and (ii) Indebtedness secured by Permitted Liens or unsecured but as described in clauses (iv) and (v) of the definition of Permitted Liens.

(y) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed $2,000,000.00, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(viii), and (vii) mortgages on Liens on newly acquired properties.

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(z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(aa) “Redemption Amount” means the sum of (x) portion of the Principal to be redeemed with respect to which this determination is being made, and (y) all accrued and unpaid Interest with respect to such portion of the Principal amount as of the date such Redemption Amount is paid to the Holder.

(bb) “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Company Optional Redemption Notices, and the Change of Control Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

(i) “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

(cc) “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Issuance Date, by and among the Company and the initial holders of the Notes and the other securities issuable thereunder.

(dd) “Security Agreement” means the Security Agreement by and between the Company, its Subsidiaries listed therein, the Secured Parties listed therein, and the Collateral Agent, dated as of the Issuance Date.

(ee) “Security Documents” means the Security Agreement and the Subsidiary Guarantee.

(ff) “Subsidiaries” means, as of any date of determination, collectively, all active Current Subsidiaries and all active New Subsidiaries, and each of the foregoing, individually, a “Subsidiary.”

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(gg) “Subsidiary Guarantee” means the Subsidiary Guarantee by and between the Company and its Subsidiaries listed therein in favor of Secured Parties listed in the Security Agreement.

(hh) “Successor Entity” means the Person (or, if so elected by the Lead Investor, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Lead Investor, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(ii) “Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) all Indebtedness of the Company and its Subsidiaries measured on a consolidated basis to (ii) the EBITDA of the Company and its Subsidiaries measured on a consolidated basis.

(jj) “Transfer Agent” means the Company’s transfer agent.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

LIGHTHPATH TECHNOLOGIES, INC.

By:
Name:
Title:

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EXHIBIT I

CONVERSION

(a) Conversion. If, on or following the Earnings Date, the Conversion Condition occurs, then the full outstanding and unpaid Conversion Amount (as defined below) shall automatically, without any further action required on the part of the Company or the Holder, be converted into validly issued, fully paid and non-assessable shares of Preferred Stock in accordance with Section (c) below, at the Conversion Rate (as defined below). The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) that may be payable with respect to the issuance and delivery of Preferred Stock upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of shares of Preferred Stock issuable upon conversion of any Conversion Amount pursuant to Section (a) above shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”), rounded to the nearest thousandth of a share.

(i) “Conversion Amount” means the Redemption Amount with respect to all outstanding Principal and accrued and unpaid Interest as of the Conversion Date.

(ii) “Conversion Price” means $1,000.00 per share, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events.

(c) Mechanics of Conversion.

(i) Automatic Conversion. On any date on or after the Earnings Date when the Conversion Condition has occurred (a “Conversion Date”), the Company shall, on or before the first (1st) Trading Day following the Conversion Date, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a book entry statement, in the name of the Holder or its designee, evidencing the issuance of the number of shares of Preferred Stock to which the Holder shall be entitled pursuant to such conversion. The Person or Persons entitled to receive the shares of Preferred Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Preferred Stock on the Conversion Date.

(ii) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest) notwithstanding notice to the contrary. A Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Note by the holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 17, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Note within one (1) Business Day of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). The Company shall maintain records showing the Principal and Interest paid and the dates of such payments or shall use such other method, reasonably satisfactory to the Lead Investor and the Company, so as not to require physical surrender of this Note upon conversion. If the Company does not update the Register to record such Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) within one (1) Business Day of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.